EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 4, 2009 (except for note 1d as to which the date is January 21, 2010), with respect to the consolidated financial statements of ChipX, Incorporated as of December 31, 2008 and 2007 and for the years then ended, included in GigOptix, Inc.’s Amendment No. 1 to the Current Report on Form 8-K/A dated January 21, 2010, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer

Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global

Haifa, Israel

February 4, 2010